Exhibit 4.3

EXECUTION VERSION

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (the “Guaranty”), dated as of April 1, 2021, by and among the subsidiaries guarantors of CONSOL ENERGY INC., a Delaware corporation (the parent of the Subsidiary Guarantors defined herein, the “Company”), jointly and severally, as primary obligors and not merely as sureties (collectively, the “Subsidiary Guarantors”), and WILMINGTON TRUST, N.A., as Trustee (in such capacity, together with any successor or successors in such capacity, herein called the “Trustee”):

W I T N E S S E T H

The Pennsylvania Economic Development Financing Authority (the “Authority”) intends to issue its Solid Waste Disposal Revenue Bonds, Series 2021 (CONSOL Energy Inc. Project), up to the aggregate principal amount of $75,000,000 (the “Bonds”) under and pursuant to an Indenture dated as of April 1, 2021 (the “Indenture”) between the Authority and the Trustee. The proceeds derived from the issuance and sale of the Bonds are to be used to finance the costs acquiring, constructing, improving, installing or equipping certain solid waste disposal facilities, including but not limited to refuse preparation, handling, collection, conveyance and processing systems, impoundment areas and such other assets, equipment and improvements related thereto, located at the Bailey Preparation Plant, 332 Enon Church Road, West Finley, Pennsylvania, 15377 (collectively, the “Project”) operated by the Company in various counties of the Commonwealth of Pennsylvania (the “Commonwealth”) as more particularly described in Exhibit A of the Loan Agreement defined herein below. The proceeds of the Bonds will be loaned by the Authority to the Company pursuant to the terms of a Loan Agreement dated as of April 1, 2021 (the “Loan Agreement”) between the Authority and the Company.

WHEREAS, the Company’s obligations under the Loan Agreement will be secured by a lien on substantially all of the assets of the Company and the Subsidiary Guarantors under this Guaranty, which lien will be on a parity with the Company’s second lien obligations and subordinate to the lien on such assets for the benefit of the Company’s senior lien obligations. The Company and the Subsidiary Guarantors entered into a Collateral Trust Agreement (as defined below), which provides for the joinder of representatives with respect to future parity lien obligations, and the Trustee will execute and deliver a Collateral Trust Joinder (as defined below) on the date of the issuance of the Bonds in order to become a party to the Collateral Trust Agreement.

NOW, THEREFORE, in consideration of the foregoing and as an inducement to the Authority to issue the Bonds and in further consideration of the anticipated benefits to the Subsidiary Guarantors, as the designated restricted subsidiaries of the Company, the Subsidiary Guarantors agree as follows:

Section 1. Defined Terms. Capitalized terms not defined herein have the meanings as set forth in the Indenture, the Loan Agreement or the Company Indenture (as defined herein). In addition, the following terms shall have the meanings set forth below.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or place of payment are authorized or required by law or other governmental actions to close

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after November 13, 2017) that would have been classified as an operating lease pursuant to GAAP as in effect on November 13, 2017 will be deemed not to represent a Capital Lease Obligation.

“Capital Stock” of any Person means

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Collateral” means all assets and property, whether real, personal or mixed, wherever located and whether now owned or at any time hereafter acquired by the Company or any Subsidiary Guarantor as to which a Lien is granted under the Security Documents to secure the Parity Lien Obligations.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of November 28, 2017 among the Company, the grantors and guarantors from time to time party thereto, and the Collateral Trustee.

“Collateral Trust Joinder” means the Collateral Trust Joinder – Additional Debt, dated as of each Issuance Date (as defined in the Indenture), among the Company, the Trustee, and the Collateral Trustee, delivered pursuant to the Collateral Trust Agreement.

“Collateral Trustee” means UMB Bank, N.A, a national banking association.

“Company Indenture” means the Indenture dated as of November 13, 2017, among CONSOL Energy Inc. (formerly known as CONSOL Mining Corporation), a Delaware corporation, the Subsidiary Guarantors that become party thereto as described therein and the Collateral Trustee, and any amendment, continuation or replacement thereof.

“Company Notes” shall mean the Company’s 11.0% Senior Secured Second Lien Notes due 2025 issued under the Company’s Indenture dated November 13, 2017.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Credit Facility” means one or more credit facilities, debt facilities (including the Senior Credit Facility, indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or Refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, holders, purchasers, administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Facility or any other credit or other agreement or indenture).

“Currency Agreement” means, in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings. “De Minimis Amount” means a principal amount of Indebtedness that does not exceed $10.0 million.

“Disqualified Stock” means any Capital Stock of a Person or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, on or prior to the earlier of, in the case of clause (a), (b) or (c), (i) 91 days after the Stated Maturity of the Company Notes and (ii) the date on which no Company Notes are outstanding (provided that only the portion of Capital Stock which is mandatorily redeemable or matures or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock), in each case other than in exchange for Capital Stock of the Company (other than Disqualified Stock). Notwithstanding the preceding sentence:

(1)

any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset disposition will not constitute Disqualified Stock so long as the right to have such Capital Stock repurchased upon a change of control or asset disposition is no more favorable to the holders thereof than the requirements set forth in Section 5.14 of the Loan Agreement and Section 3.5 of the Company Indenture as incorporated by referenced in the Loan Agreement by Section 5.17 thereof

(2)

any Capital Stock issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; and

(3)

any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members) of the Company or any of its Subsidiaries, in each case upon the termination of employment or death of such person pursuant to any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries.

“Domestic Subsidiary” means any Restricted Subsidiary of the referent Person that was formed under the laws of the United States of America or any state thereof or the District of Columbia.

“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Excluded Subsidiaries” means (a) each Unrestricted Subsidiary, (b) each Foreign Subsidiary and each CFC Holdco and (c) each Immaterial Subsidiary. Notwithstanding the foregoing, any Person that is an obligor or guarantor under any Credit Facility shall not be an Excluded Subsidiary.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $25.0 million or more and otherwise by an officer of the Company (unless otherwise provided in the Company Indenture), any such determination being conclusive for all purposes hereunder.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any other obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Contract” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiaries that are customary in the Permitted Business and designed to protect such Person against fluctuations in or manage exposure to Hydrocarbon prices and not for speculative purposes and shall include all “Swap Agreements” as defined in the Senior Credit Facility.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Contract, Interest Rate Agreement or Currency Agreement.

“Immaterial Subsidiary” means any Restricted Subsidiary that had:

(1) assets having an aggregate book value, as of the end of the fiscal year most recently ended, not exceeding $1,000,000; and

(2) Consolidated Net Income not exceeding $1,000,000 for such fiscal year;

provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness for borrowed money of the Company.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) of this paragraph) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5) Hedging Obligations;

(6) all obligations of the type referred to in clauses (1) through (5) of this paragraph of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

(7) all obligations of the type referred to in clauses (1) through (6) of this paragraph of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

The “amount” or “principal amount” of any Indebtedness or Disqualified Stock or other Preferred Stock outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person;

(4) in the case of any Capital Lease Obligation, the amount determined in accordance with the definition thereof;

(5) in the case of any Preferred Stock, (a) if other than Disqualified Stock, the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price or (b) if Disqualified Stock, as specified in the definition thereof;

(6) in the case of any Interest Rate Agreements included in the definition of “Permitted Debt,” zero;

(7) in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP; and

(8) in the case of all other contingent obligations, the maximum liability at such date of such Person.

For purposes of determining any particular amount of Indebtedness, (i) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then the amount of such other Indebtedness equal to the face amount of such letters of credit shall not be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (a) the principal of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

None of the following shall constitute Indebtedness:

(1) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(2) obligations to pay accrued expenses, any trade payables or other similar liabilities to trade creditors and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

(3) any liability for Federal, state, local or other taxes owed or owing by such Person;

(4) obligations to pay royalties and other amounts due in the ordinary course of business to royalty and working interest owners;

(5) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

(6) obligations (other than express Guarantees of Indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (a) trade acceptances and (b) endorsements of instruments for deposit in the ordinary course of business;

(7) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within two Business Days of its incurrence;

(8) obligations in respect of any obligations under workers’ compensation laws and similar legislation;

(9) any unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of FASB ASC 815);

(10) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries; and

(11) any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Intercreditor Agreement” means, that certain Intercreditor Agreement, dated as of November 28, 2017, among the Company, the other grantors from time to time party thereto, the Collateral Trustee, on behalf of itself and the holders of Parity Lien Obligations, the Priority Lien Collateral Agent, and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified or replaced from time to time.

“Interest Rate Agreement” means any non-speculative interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against or manage exposure to fluctuations in interest rates.

“Issuance Date” for the Bonds means April 13, 2021.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any Restricted Subsidiary makes any equity Investment (as defined in the Company Indenture).

“Junior Lien” means a Lien, junior to the Priority Liens and the Parity Liens as provided in the Intercreditor Agreement, granted by the Company or any Subsidiary Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith), at any time, upon any property of the Company or any Subsidiary Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral Trustee” means the collateral trustee or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Subsidiary Guarantor (including any Refinancing Indebtedness in respect thereof to the extent permitted by the Intercreditor Agreement) that is secured by a Junior Lien and that was permitted to be incurred under the first paragraph of Section 3.2 of the Company Indenture, as incorporated by reference in the Loan Agreement by Section 5.17 thereof or clauses (1), (13) or (14) of the definition of “Permitted Debt” and Refinancing Indebtedness secured by a Junior Lien incurred in respect of any of the foregoing pursuant to clause (5) of the definition of “Permitted Debt” and also permitted to be incurred and so secured under each applicable Secured Debt Document ; provided that, in the case of any Indebtedness referred to in this definition:

(1) on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to the Junior Lien Collateral Trustee and Collateral Trustee as “Junior Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both “Junior Lien Debt” and Parity Lien Debt or Priority Lien Debt (or any combination of the three);

(2) the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Agent, the Junior Lien Collateral Trustee, the Collateral Trustee, the Company and each applicable Subsidiary Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the Intercreditor Agreement and in a form reasonably acceptable to each of the parties thereto); and

(3) all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Document” means, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Non-Recourse Debt” means, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions and except by the pledge of (or a Guarantee limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture; and

(2) as to which the lenders will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

“Note Documents” mean the Company Notes, the Note Guarantees, the Intercreditor Agreement, the Company Indenture and the Security Documents.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Parity Lien” means a Lien junior to the Priority Liens and senior to the Junior Liens as provided in the Intercreditor Agreement, granted by the Company or any Subsidiary Guarantor in favor of the Collateral Trustee pursuant to a Security Document, at any time, upon any property of the Company or any Subsidiary Guarantor to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(a) the Company Notes and the related Note Guarantees thereof;

(b) the Bonds and this Guaranty; and

(c) any other Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Subsidiary Guarantor that is (i) secured equally and ratably with the Company Notes or other Parity Lien Debt by a Parity Lien, (ii) incurred under clauses (1), (3) or (5) (insofar as such Indebtedness incurred under clause (5) refunds, refinances, extends, replaces, renews or defeases Indebtedness incurred under clause (3) of the definition of “Permitted Debt” in the Company Indenture) of the definition of “Permitted Debt” and (iii) permitted to be incurred and so secured under each applicable Priority Lien Document, Parity Lien Document and Junior Lien Documents; provided that, in the case of any additional Indebtedness referred to in this clause (c):

(i) on or before the date on which such Indebtedness is incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the Collateral Trustee, as “Parity Lien Debt” for the purposes of the Company Indenture and the Collateral Trust Agreement; provided further that no Indebtedness may be designated as both “Parity Lien Debt” and “Priority Lien Debt” or “Junior Lien Debt” (or any combination of the three);

(ii) the Parity Lien Representative of such Parity Lien Debt (other than Additional Notes) shall have executed and delivered an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness; and

(iii) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Note Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the Security Documents (other than any Security Documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Permitted Debt” means Indebtedness permitted to be incurred by the Company or any of its Restricted Subsidiaries or the issuance of Disqualified Stock by the Company or Preferred Stock by any Restricted Subsidiary of the Company in accordance with the provisions of Section 3.2 of the Company Indenture (which is incorporated by reference in Section 5.17 of the Loan Agreement).

“Permitted Business” means the business conducted by the Company and its Subsidiaries on the Separation Date, and any business of a nature that is or shall have become related to (i) the acquisition, exploration, development, production, operation and disposition of interests in Hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) the treatment, processing, storage, transportation or marketing of Hydrocarbons and other minerals and products produced in association therewith, (iv) the production of electricity or other sources of power, such as coal-fueled power generation facilities, wind, solar or hydroelectric power generation facilities or similar activities; (v) ancillary mining activities, water transport and processing activities, and waste and metal processing and disposal, (vi) activities related to the import and export of Hydrocarbons and (vii) any activity that is ancillary to or necessary or appropriate for the activities described in this definition.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity. “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Priority Lien Agent” means (1) the Credit Agreement Agent or (2) in the case of any Refinancing Credit Facility (as defined in the Company Indenture), the trustee, agent or representative of the holders of such Priority Lien Debt who maintains the transfer register for such Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the security documents related to such Priority Lien Debt) pursuant to the credit agreement or other agreement governing such Priority Lien Debt.

“Priority Lien Debt” means Indebtedness (disregarding, for the purposes of this definition, the parenthetical phrase in clause (4) of the first paragraph of the definition of “Indebtedness”) of the Company and the Subsidiary Guarantors under the Senior Credit Facility (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) or any Refinancing Credit Facility, in each case, that is subject to the Intercreditor Agreement and permitted to be incurred, to the extent incurred pursuant to clause (1) of the definition of “Permitted Debt,” and secured under each applicable Secured Debt Document; provided that (1) in the case of any Refinancing Credit Facility, on or before the date on which any such Refinancing Credit Facility is entered into, the Indebtedness thereunder is designated by the Company, in an Officers’ Certificate delivered to the Priority Lien Agent and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents (as defined in the Company Indenture), (2) if such Indebtedness is designated as “Priority Lien Debt,” it cannot also be designated as Parity Lien Debt or Junior Lien Debt (or any combination of the three) and (3) such Indebtedness (other than any DIP Financing that is permitted by the Intercreditor Agreement) is pari passu in right of payment and Lien priority (it being understood that there may be different tranches of Priority Lien Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment and Lien priority). Any such Indebtedness (other than any such DIP Financing) that is not consistent in respect of right of payment and Lien priority with the foregoing requirement for pari passu treatment with the revolving credit loans under the Priority Lien Documents shall not constitute Priority Lien Debt.

“Real Property” shall mean, individually as the context requires, real property that is owned or leased by the Company or the guarantors to the Intercreditor Agreement, including, but not limited to, the surface, Coal , methane gas and other mineral rights, interests and coal leases associated with such property, and “Real Properties” shall mean, collectively, as the context requires, all of the foregoing.

“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including successively. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary of the Company existing on November 13, 2017 or incurred in compliance with the Company Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life (as defined in the Company Indenture) at the time such Refinancing Indebtedness is incurred that is equal to or greater (a) the Average Life of the Indebtedness being Refinanced or (b) 90 days longer than the Average Life of the Company Notes;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4) if the refinanced Indebtedness was by its terms subordinated in right of payment to the Bonds, the Company Notes or the Subsidiary Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Bonds, the Company Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the refinanced Indebtedness;

(5) if the refinanced Indebtedness is purchase money obligations, (a) the holders of such Refinancing Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Refinancing Indebtedness, and neither the Company nor any Restricted Subsidiary of the Company (i) is directly or indirectly liable for such Refinancing Indebtedness or (ii) provides credit support, including any undertaking, Guarantee, agreement or instrument, related to such Refinancing Indebtedness that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets) and (b) no default or event of default with respect to such Refinancing Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Subsidiary Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity; and

(6) if the refinanced Indebtedness was by its terms unsecured or secured by a Lien that is junior to the Lien securing the Bonds and the Company Notes, as the case may be, then such Refinancing Indebtedness, by its terms, is unsecured or secured by a Lien that is junior to the Lien securing the Bonds and the Company Notes, as the case may be, at least to the same extent as the refinanced Indebtedness;

provided further, however, that Refinancing Indebtedness shall not include:

(1) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or a Subsidiary Guarantor; or

(2) Indebtedness of the Company or a Restricted Subsidiary of the Company that Refinances Indebtedness of an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise indicated, references to a “Restricted Subsidiary” are to a Restricted Subsidiary of the Company.

“Security Documents” means the Collateral Trust Agreement, each joinder agreement required by the Collateral Trust Agreement, and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the Collateral Trust Agreement.

“Senior Credit Facility” means the Credit Agreement, dated as of November 28, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Company as borrower, the guarantors party thereto, the lenders and agents party thereto.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Bonds by a Subsidiary Guarantor pursuant to the terms of this Guaranty and any Joinder hereto, and, collectively, all such Guarantees.

“Subsidiary Guarantors” means the existing Subsidiary Guarantors of the Company pursuant to the Company Indenture and any subsidiary guarantor that executes this Guaranty and each other Restricted Subsidiary of the Company that thereafter joins this Guaranty pursuant to the terms of this Guaranty, in each case until a successor replaces such Person pursuant to the applicable provisions of this Guaranty and, thereafter, means such successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that any of the foregoing Subsidiaries:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 3.8 of the Company Indenture (which is incorporated by reference in the Loan Agreement by Section 5.17 thereof), is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 2. Guarantee. Subject to the provisions of this Section 2, each Subsidiary Guarantor hereby fully, unconditionally and irrevocably Guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Bondholder, to the extent lawful, and the Trustee the full and punctual payment when due, whether at final maturity, by acceleration, by redemption or otherwise, of the obligations of the Company under the Loan Agreement. Each Subsidiary Guarantor agrees that such Obligations will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is subordinate to such Obligations. Each Subsidiary Guarantor further agrees (to the extent permitted by law) that such Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under hereunder notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Bonds and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Bonds or the Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Bondholder to any security held for payment of the Obligations.

Except as set forth in Section 3, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Bonds in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by: (a) the failure of any Bondholder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Guaranty, the Bonds or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Guaranty, the Bonds or any other agreement; (d) the release of any security held by any Bondholder; (e) the failure of any Bondholder to exercise any right or remedy against any other Subsidiary Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all Bonds or such Subsidiary Guarantor is released from its Subsidiary Guarantee as provided in Section 3. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or interest on any of the Bonds is rescinded or must otherwise be restored by any Bondholder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Bondholder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Bonds when and as the same shall become due, whether at final maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Bondholders an amount equal to the sum of (i) the unpaid amount of such Bonds then due and owing and (ii) accrued and unpaid interest on such Bonds then due and owing (but only to the extent not prohibited by law).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Bondholders, on the other hand, (x) the maturity of the Bonds Guaranteed hereby may be accelerated as provided in the Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Bonds Guaranteed hereby and (y) in the event of any such declaration of acceleration of such Bonds, such Bonds (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Guaranty.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, or the Bondholders in enforcing any rights under this Guaranty.

Section 3. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Guaranty to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including any Guarantees under the Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution Obligations under this Guaranty, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) A Subsidiary Guarantor will be released from this Guaranty without the consent of the Authority, the Trustee or any Holders with no further notice or act of any party:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition as of the time of such disposition does not violate the covenant described in Section 3.5 of the Company Indenture (which is incorporated by reference in Section 5.17 of the Loan Agreement);

(2) in connection with any sale or other disposition of such amount of Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if such sale or other disposition does not violate the covenant described in Section 3.5 of the Company Indenture (which is incorporated by reference in Section 5.17 of the Loan Agreement) and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result thereof;

(3) if the Company designates that Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Agreement or (ii) if such Subsidiary Guarantor becomes an Excluded Subsidiary;

(4) upon defeasance of the Bonds in accordance with the Indenture;

(5) at such time as such Subsidiary Guarantor becomes an Immaterial Subsidiary of the Company; or

(6) as provided in the covenant described below in Section 7 hereof.

Any released Subsidiary Guarantor will join this Guaranty if required to do so pursuant to Section 7.

Section 4. Right of Contribution.

Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the Obligations under the Subsidiary Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Subsidiary Guarantor who has not paid its proportionate share of such payment, based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Bondholders, and each Subsidiary Guarantor shall remain liable to the Trustee and the Bondholders for the full amount Guaranteed by such Subsidiary Guarantor hereunder.

Section 5. No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Bondholder against the Company or any other Subsidiary Guarantor or Guarantee or right of offset held by the Trustee or any Bondholder for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Bondholders by the Company on account of the Bonds are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Bonds shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Bondholders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 6. Successor Subsidiary Guarantors. A Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other Person to the extent described in Section 5.2 of the Loan Agreement provided, that if such Person (the “Successor Subsidiary Guarantor”) is not the Company or another Subsidiary Guarantor, the Subsidiary Guarantor’s obligations under this Guaranty and all other Bond Documents to which such Subsidiary Guarantor is party and its Subsidiary Guarantee must be expressly assumed by such other Person pursuant to agreements or instruments satisfactory to the Trustee, unless such Subsidiary Guarantee is released as described in Section 3(b) hereof. The Successor Subsidiary Guarantor, if applicable, shall be a Restricted Subsidiary and shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Subsidiary Guarantor to be subject to the Parity Liens in the manner and to the extent required under the Bond Documents and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Bond Documents to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Trustee, as applicable, may reasonably request.

Section 7. Future Subsidiary Guarantors. The Subsidiaries of the Company that Guarantee or are required to guarantee the Company’s Obligations under the Senior Credit Facility, will become Subsidiary Guarantors by executing one or more joinders to this Guaranty substantially in the form of Exhibit A hereto (a “Joinder”) and delivering them to the Trustee. If any Domestic Subsidiary of the Company that is not an Immaterial Subsidiary and that is not already a Subsidiary Guarantor Guarantees or otherwise becomes an obligor with respect to any other Indebtedness of the Company or any Subsidiary Guarantor in excess of the De Minimis Amount, then such Domestic Subsidiary will become a Subsidiary Guarantor by executing a Joinder and delivering it to the Trustee within 20 Business Days of the date on which it Guaranteed or became an obligor with respect to such Indebtedness; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with Section 3.15 of the Company Indenture (incorporated by reference in Section 5.17 of the Loan Agreement) for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Domestic Subsidiary that was incurred pursuant to this section shall provide by its terms that it shall be automatically and unconditionally released at such time as such Subsidiary Guarantor ceases to Guarantee or otherwise be an obligor with respect to any other Indebtedness of the Company or any other Subsidiary Guarantor in excess of the De Minimis Amount.

The Obligations of each Subsidiary Guarantor shall be limited in accordance with the provisions of this Guaranty as described in Section 3.

Each Subsidiary Guarantor shall be released in accordance with the provisions of this Guaranty described in Section 3.

Section 8. Security Documents.

(a) The due and punctual payment of the Bonds hereunder, when and as the same shall be due and payable, whether on an interest payment date, at Stated Maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Bonds and any Subsidiary Guarantee and performance of all other Obligations of any of the Company and any Subsidiary Guarantor to the Bondholders or the Trustee under the Loan Agreement according to the terms hereunder or thereunder (collectively, the “Secured Obligations”), will be secured by second-priority Liens on the Collateral granted to the Collateral Trustee for the benefit of the Bonds, the Company Notes and future other Parity Lien Obligations. Except as otherwise provided in the Intercreditor Agreement, the Collateral includes all of the assets of the Company and the Subsidiary Guarantors that are subject to a Lien securing Priority Lien Obligations (as defined in the Company Indenture), other than cash collateral to (i) issuers of letters of credit pursuant to the Priority Lien Documents rather than holders of all Priority Lien Obligations or (ii) with respect to any letters of credit issued pursuant to the Priority Lien Documents, to the Priority Lien Agent for the benefit of the holders of Priority Lien Obligations as a whole. For all purposes of this Guaranty, all references to “second-priority” Liens means Liens that may be junior in priority to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and to Permitted Prior Liens. These second-priority Liens will also be senior in priority to the Liens securing Junior Lien Obligations, to the extent permitted to be incurred or to exist under the Bond Documents (as defined in the Loan Agreement).

(b) The Collateral and the Liens remain at all times subject to the terms of the Note Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and authorizing the Collateral Trustee to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and to the rights of the Collateral Trustee subject to the Intercreditor Agreement to perform its obligations and exercise its rights under the Security Documents.

(c) Each Holder (as defined in the Company Indenture), by accepting a Bond, shall be deemed (i) to have agreed to be bound by the terms of the Security Documents and (ii) to appoint the Collateral Trustee or the Trustee, as the case may be, as its agent under the Security Documents and the Intercreditor Agreement and to authorize it to act as such.

(d) The Collateral Trustee is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, on behalf of the Bondholders, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder in accordance with the terms thereof.

(e) Notwithstanding any other provision of this Guaranty or any other Note Document, neither the Trustee nor the Collateral Trustee shall have any responsibility for the validity, perfection, sufficiency, adequacy, priority or enforceability of any Lien or Security Document or other security interest, or shall have any obligation to take any action to procure or maintain such validity, perfection, sufficiency, adequacy, priority or enforceability, including without limitation no responsibility to make any filings to perfect or maintain the perfection of the Collateral Trustee’s security interest in the Collateral.

Section 9. Release of Collateral. Collateral or any portion thereof may be released from the Parity Liens and security interests created by the Note Documents and the Loan Agreement at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Guaranty without the consent of the Authority or the Trustee. Notwithstanding anything to the contrary in the relevant Security Documents and the Intercreditor Agreement, upon receipt by the Collateral Trustee of a certificate that complies with Section 12, the Collateral Trustee is authorized to release the Collateral as security for the Bonds and, upon any such release, the right of the Holders to the benefit of the Collateral Trustee’s second priority Liens on and security interest in the Collateral will terminate and be discharged. Upon receipt of such certificate and request by the Company, the Collateral Trustee shall execute, deliver or acknowledge any instruments of termination, satisfaction or release, without recourse or warranty, to evidence the release of any such Collateral, all at the sole cost and expense of the Company and the Subsidiary Guarantors.

Section 10. Authorization of Actions to be Taken by the Trustee. Subject to the terms of the Security Documents and the Intercreditor Agreement (including any consent of the Holders required thereunder), the Trustee may, in its sole discretion, direct, on behalf of the Holders of the Bonds, the Collateral Trustee to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents and the Intercreditor Agreement; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company or any Subsidiary Guarantors under this Guaranty.

Subject to the Collateral Trust Agreement, the Intercreditor Agreement and the Security Documents, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Guaranty, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of the Bonds in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest under this Guaranty or be prejudicial to the interests of the Holders of the Bonds or of the Trustee).

Section 11. Authorization of Receipt of Funds by the Trustee. The Trustee is authorized to receive any funds for the benefit of the Bondholders distributed under the Indenture and Loan Agreement, and to make further distributions of such funds to the Bondholders according to the provisions of this Guaranty, the Indenture and the Loan Agreement.

Section 12. Termination of Security Interest. The Collateral, or any portion thereof, shall be released from the Lien and security interest created by the Security Documents, all without delivery of any instrument or performance of any act by any party, and without consent of the Authority or the Trustee, at any time or from time to time in accordance with the provisions of the Security Documents (including upon the release of a Subsidiary Guarantor as provided in Section 3. Upon such release, all rights in the Collateral so released shall revert to the Company or the applicable Subsidiary Guarantor. Without limiting the generality of the foregoing, the Collateral shall be released from the Liens, or such Liens shall no longer secure the Bonds, under one or more of the following circumstances:

(a) upon satisfaction and discharge of the Loan Agreement and Indenture;

(b) upon Legal Defeasance of the Bonds;

(c) upon payment in full in cash and discharge of all Bonds outstanding under the Indenture and all other Obligations that are outstanding, due and payable under this Guaranty at the time the Bonds are paid in full in cash and discharged;

(d) as to any Collateral of the Company or a Subsidiary Guarantor that becomes an Excluded Subsidiary, is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that does not violate Section 3.5 of the Company Indenture ((which is incorporated by reference in Section 5.17 of the Loan Agreement) other than the obligation to apply proceeds of such Asset Disposition as provided therein) and is permitted (or not prohibited) by the Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of (including a release of the Receivables or related contracts giving rise to Receivables from time to time in connection with a Qualified Receivables Transaction); provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 6 hereof;

(e) in whole or in part, with the consent of the Holders of the requisite percentage of the Bonds and Holders of the Company Notes in accordance with the provisions set forth in Article IX of the Company Indenture;

(f) with respect to the assets of any Subsidiary Guarantor, at the time such Subsidiary Guarantor is released from its Subsidiary Guarantee pursuant to the terms hereof; or

(g) if and to the extent required by the provisions of the Collateral Trust Agreement or the provisions of the Intercreditor Agreement.

The Collateral Trustee and the Trustee (to the extent required or necessary) upon receipt of an Officers’ Certificate and Opinion of Counsel will take all necessary action required to effectuate any release of Collateral (or any assets and property constituting Excluded Assets as defined in the Credit Agreement), as requested by and at the cost and expense of the Company, in accordance with the provisions of this Guaranty, the Intercreditor Agreement and the relevant Security Document.

Section 13. Further Action.

(a) Upon the terms and subject to the conditions of this Guaranty and the Security Documents, each Subsidiary Guarantor shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the security over the Collateral as contemplated by the Security Documents and the Intercreditor Agreement, including, without limitation, (i) preparing or causing to be prepared any required filings under the Security Documents and the Intercreditor Agreement, (ii) using reasonable efforts to make all required filings, notifications, releases and applications and to obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Subsidiary Guarantor as are necessary for the grants of security contemplated by this Guaranty and the Security Documents and to fulfill the conditions of the Security Documents including, without limitation, delivery of title deeds and all other documents of title relating to the Collateral secured by the Security Documents in the manner as provided for therein and in the Intercreditor Agreement to which any Subsidiary Guarantor is a party, (iii) taking any and all action to perfect the security over the Collateral as contemplated by this Guaranty and the Security Documents, (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by any Person, in connection with the granting of security over the Collateral, (v) keeping the Trustee or Collateral Trustee informed in all material respects of any material communication received by any Subsidiary Guarantor from, or given by them to, any governmental authority or any other Person regarding any matters contemplated by the Security Documents and the Intercreditor Agreement or with respect to the Collateral, (vi) permitting the Trustee or Collateral Trustee to review any material communication given by the Company or any

Subsidiary Guarantor to any such governmental authority or any other Person and (vii) in connection with any merger, consolidation or sale of assets of any Subsidiary Guarantor, to treat property and assets of the Person which is consolidated or merged with any Subsidiary Guarantor, to the extent that they are property or assets of the type which would constitute Collateral under the Security Documents, as after-acquired property and to take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Security Documents.

(b) Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative at any time, each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations; provided that no such Security Document, instrument or other document shall be materially more burdensome upon the Subsidiary Guarantors than the Parity Lien Documents executed and delivered by the Subsidiary Guarantors (it being understood that the Collateral Trustee shall have no liability whatsoever to determine whether such a document is materially burdensome and shall have no liability whatsoever with respect to this determination).

(c) If the Subsidiary Guarantor acquires any property or asset, and any Priority Lien Document or Junior Lien Document, as applicable, requires any supplemental Security Document for such collateral or other actions to achieve a perfected Lien on such collateral, then the Subsidiary Guarantor shall, promptly (but in no event later than the date that is ten (10) Business Days after the date which supplemental security documents are executed and delivered (or other action taken) under the Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a perfected second-priority Lien on such Collateral or take such other actions in favor of the Collateral Trustee as shall be necessary to grant a perfected Lien on such collateral to the Collateral Trustee, subject to the terms of Parity Lien Documents. Additionally, subject to the Parity Lien Documents, if any Subsidiary Guarantor creates any additional Lien upon any property or asset that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt or the holders of Junior Lien Debt, such Subsidiary Guarantor, must, to the extent permitted by applicable law, within ten (10) Business Days after the date such Lien is granted or such other action is taken, grant a second-priority Lien upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Parity Lien Secured Parties and obtain all related deliverables as those delivered to the Priority Lien Agent or Junior Lien Collateral Trustee, as applicable, in each case as security for the obligations of the Subsidiary Guarantors with respect to the Parity Lien Obligations.

Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Agent, or of agents or bailees of the Priority Lien Agent, the perfection actions and related deliverables described in this paragraph shall not be required.

Section 14. Successors and Assigns; Enforcement of Remedies. This Guaranty shall be binding upon the Subsidiary Guarantors, their successors and assigns, and all rights against the Subsidiary Guarantors arising under this Guaranty shall be for the sole benefit of the Trustee and the Bondholders and beneficial owners of Bonds and their respective successors and assigns and, with respect to payments due the Authority under Sections 4.2(e), 7.3, 9.2 and 9.3 of the Loan Agreement, the Authority. The Trustee shall be entitled to bring any suit, action or proceeding against the Subsidiary Guarantors for the enforcement of any provision of this Guaranty without exhausting any other remedies which it may have pursuant to the terms of the Bonds, the Indenture or the Loan Agreement and without resort to any other security held by or available to the Authority or the Trustee.

Section 15. Amendment of Guaranty. This Guaranty may not be effectively amended, changed, modified, altered or terminated except in accordance with Section 10.5 of the Indenture.

Section 16. Notices. Demand for payment by the Subsidiary Guarantors of any Guaranteed Obligation hereunder shall be made by notice in writing by the Trustee as provided in the next sentence and shall specify the specific Guaranteed Obligation demanded, and the amount, date (which shall be no less than three Business Days following demand), place and recipient of the demanded payment. All demands, notices, approvals, consents, requests and other communication hereunder shall be in writing addressed to the addresses as set forth in Section 12.8 of the Indenture and shall be deemed to have been given: (a) when the same are delivered by hand, or (b) when the same are sent by confirmed facsimile transmission, or (c) on the next Business Day when the same are sent by overnight delivery service (with delivery confirmed). The Subsidiary Guarantors, the Company, the Authority and the Trustee may, by notice given hereunder, designate any further or different addresses or means of communication to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed. Any notice sent by the Authority or the Trustee to the Subsidiary Guarantors, or vice versa, shall also be sent to the Company.

Section 17. Miscellaneous.

(a) If any provision of this Guaranty shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

(b) This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(c) All capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Indenture or the Loan Agreement.

(d) The Subsidiary Guarantors consent to all the terms, covenants and conditions of the Indenture and the Loan Agreement.

(e) The transactions underlying the Guaranteed Bonds hereunder will result in direct financial benefits to the Subsidiary Guarantors, as of the Company.

(f) This Guaranty may be simultaneously executed in several counterparts, each of which shall be an original or electronic signature and all of which shall constitute but one and the same instrument. An electronic signature of a party to this Guaranty shall be as valid as an original signature of such party and shall be effective to bind such party to this Guaranty. For purposes hereof: (i) “electronic signature” means a manually signed original signature that is then transmitted by electronic means; and (ii) “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a portable document format (“pdf’) or other replicating image attached to an electronic mail or internet message.

(h) In connection with this Guaranty, the Trustee shall be entitled to all rights, protections, payments of fees and costs, and indemnities as are set forth in the Indenture and the Loan Agreement.

Section 18. Double Payment. Notwithstanding anything herein to the contrary, the Subsidiary Guarantors’ obligations hereunder shall be cancelled and forever discharged to the extent of any payment made by either the Company or the Subsidiary Guarantors in respect of any obligations of the Company under the Loan Agreement.

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed by their duly authorized representatives as of the date first above written.

SUBSIDIARY GUARANTORS

AMVEST LLC
AMVEST GAS RESOURCES, LLC
AMVEST WEST VIRGINIA COAL, L.L.C.
BRAXTON-CLAY LAND & MINERAL, LLC
CONSOL MARINE TERMINALS LLC
CONSOL RCPC LLC
CONRHEIN COAL COMPANY
CONSOL AMONATE FACILITY LLC
CONSOL AMONATE MINING COMPANY LLC
CONSOL ENERGY SALES COMPANY LLC
CONSOL MINING COMPANY LLC
CONSOL MINING HOLDING COMPANY LLC
CONSOL OF CANADA LLC
CONSOL OF KENTUCKY LLC
CONSOL PENNSYLVANIA COAL COMPANY LLC
FOLA COAL COMPANY, L.L.C.
HELVETIA COAL COMPANY LLC
ISLAND CREEK COAL COMPANY LLC
LAUREL RUN MINING COMPANY LLC
LEATHERWOOD, LLC
LITTLE EAGLE COAL COMPANY, L.L.C.
MTB LLC
NICHOLAS-CLAY LAND & MINERAL, LLC
R&PCC LLC
TECPART LLC
TERRY EAGLE COAL COMPANY, L.L.C.
TERRY EAGLE LIMITED PARTNERSHIP
VAUGHAN RAILROAD COMPANY LLC
WINDSOR COAL COMPANY LLC
WOLFPEN KNOB DEVELOPMENT COMPANY LLC
CONSOL COAL RESOURCES GP LLC
CONSOL OPERATING LLC
CONSOL THERMAL HOLDINGS LLC
CONSOL COAL FINANCE CORP.
TRANSFORMER LP HOLDINGS INC.

By:	/s/ Steven T. Aspinall
Name: Steven T. Aspinall
Title: Authorized Officer

[Signature page to the Guaranty Agreement]

CONSOL FINANCIAL INC.

By:	/s/ Steven T. Aspinall
Name: Steven T. Aspinall
Title: Authorized Officer

CONSOL COAL RESOURCES LP

By:	/s/ Miteshkumar B. Thakkar
Name: Miteshkumar B. Thakkar
Title: Chief Financial Officer

By: CONSOL COAL RESOURCES GP LLC, its general partner

By:	/s/ Miteshkumar B. Thakkar
Name: Miteshkumar B. Thakkar
Title: Chief Financial Officer

[Signature page to the Guaranty Agreement]

Accepted:

WILMINGTON TRUST, N.A., as Trustee

By:	/s/ Amy M. Kohr
Name: Amy M. Kohr
Title: Banking Officer

[Signature page to the Guaranty Agreement]

EXHIBIT A

FORM OF JOINDER TO ADD SUBSIDIARY GUARANTORS

This Joinder to Add Subsidiary Guarantors, dated as of [                 ], 20     (the “Joinder”), is among [name of future Subsidiary Guarantor] (the “Subsidiary Guarantor”) to the Guaranty, dated as of April 1, 2021, by and among the existing Subsidiary Guarantors of CONSOL Energy Inc. (the “Company”), jointly and severally, as primary obligors and not merely as sureties (collectively, the “Subsidiary Guarantors”), and Wilmington Trust, N.A., as Trustee (in such capacity, together with any successor or successors in such capacity, herein called the “Trustee”).

W I T N E S E T H:

WHEREAS, the Pennsylvania Economic Development Financing Authority (the “Authority”) and the Trustee have heretofore executed and delivered an Indenture, dated as of [April 1], 2021 (the “Indenture”), providing for the issuance of up to an aggregate principal amount of the Authority’s Solid Waste Disposal Revenue Bonds, Series 2021 (CONSOL Energy Inc. Project) (the “Bonds”) Company, the Subsidiary Guarantors;

WHEREAS, Section 7 of the Guaranty provides that after the Issuance Date, the Company is required to cause certain of its Domestic Subsidiaries to execute and deliver to the Trustee a Joinder pursuant to which such Domestic Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Bonds; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Bondholders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. Capitalized terms not defined herein have the meanings as set forth in the Guaranty, the Loan Agreement and the Indenture.

ARTICLE II

Agreement to be Bound; Subsidiary Guarantee

SECTION 2.1 Agreement to be Bound. The Subsidiary Guarantor hereby becomes a party to the Guaranty as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Guaranty. The Subsidiary Guarantor agrees to be bound by all of the provisions of the Guaranty applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Guaranty.

SECTION 2.2 Subsidiary Guarantee. The Subsidiary Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to fully, unconditionally and irrevocably Guarantee to each Bondholder and the Trustee, payment of the Obligations pursuant to the Guaranty.

A-1

ARTICLE III

Miscellaneous

SECTION 3.1 Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in Section 16 of the Guaranty.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Bondholders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Joinder or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Joinder shall be governed by, and construed in accordance with, the laws of the New York.

SECTION 3.4 Severability Clause. In case any provision in this Joinder shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Guaranty; Joinders Part of Guaranty. Except as expressly amended hereby, the Guaranty is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Joinder shall form a part of the Guaranty for all purposes, and every Bond heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Joinder or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. This Joinder may be simultaneously executed in several counterparts, each of which shall be an original or electronic signature and all of which shall constitute but one and the same instrument. An electronic signature of a party to this Joinder shall be as valid as an original signature of such party and shall be effective to bind such party to this Joinder. For purposes hereof: (i) “electronic signature” means a manually signed original signature that is then transmitted by electronic means; and (ii) “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a portable document format (“pdf’) or other replicating image attached to an electronic mail or internet message.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Joinder are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Joinder, but on the terms and conditions set forth in the Guaranty, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, for or with respect to (i) the proper authorization hereof by the Company or the Subsidiary Grantors by action or otherwise, (ii) the due execution hereof by the Company or the Subsidiary Guarantors, or (iii) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR], as a Subsidiary Guarantor

By:

Name:
Title:

WILMINGTON TRUST, N.A., as Trustee

By:

Name:
Title:

[OTHER EXISTING SUBSIDIARY GUARANTORS]

By:

Name:
Title:

[Signature page to the Joinder]